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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13D-2(b)

                               (AMENDMENT NO. 1)*

                              Gensym Corporation.
            -------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
            -------------------------------------------------------
                         (Title of Class of Securities)

                                  37245R 10 7
            -------------------------------------------------------
                                 (CUSIP Number)

                                 March 5, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 37245R 10 7                                      Page  2  of  5 Pages
          -----------                                           --     --

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Robert L. Moore

-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                       (b) [ ]
       Not Applicable

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

                            332,000 shares
  NUMBER OF
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    0 shares
  REPORTING
 PERSON WITH          ---------------------------------------------------------
                       (7)  SOLE DISPOSITIVE POWER

                            332,000 shares

                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            0 shares

-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       332,000 shares

-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

       Not Applicable

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 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.1%

-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN

-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 5 Pages
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CUSIP No. 37245R 10 7                                          Page 3 of 5 Pages

ITEM 1(a).        NAME OF ISSUER:

                  Gensym Corporation ("GNSM")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  125 CambridgePark Drive
                  Cambridge, MA 02140

ITEM 2(a).        NAME OF PERSONS FILING:

                  Robert L. Moore

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  125 CambridgePark Drive
                  Cambridge, MA 02140

ITEM 2(c).        CITIZENSHIP:

                  United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value per share ("Common Stock")

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP No. 37245R 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable
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CUSIP No. 37245R 10 7                                          Page 4 of 5 Pages

ITEM 4.  OWNERSHIP.

(a)      Amount Beneficially Owned:                                     332,000
(b)      Percent of Class:                                                5.1%

(c)      Number of Shares as to Which Such Person Has:

  (i)    sole power to vote or to direct the vote:                      332,000
  (ii)   shared power to vote or to direct the vote:                       0
  (iii)  sole power to dispose or to direct the disposition of:         332,000
  (iv)   shared power to dispose or to direct the disposition of:          0



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10. CERTIFICATIONS.

         Not Applicable
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CUSIP No. 37245R 10 7                                          Page 5 of 5 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 8, 1999



                                                  /s/ Robert L. Moore
                                                  --------------------------
                                                  Robert L. Moore